Exhibit 10.6

                                                 [LOGO OF BANK OF AMERICA]

                                                 Bank of America
                                                 Northeast Middle Market Banking
                                                 NY5-529-04-06
                                                 300 Broadhollow Rd.
                                                 Melville, NY  11747

                                                                   March 8, 2007

KSW, Inc.
MR. FLOYD WARKOL, PRESIDENT
37-16 23rd Street
Long Island City, NY  11101

Dear: Warkol:

We are pleased to advise you that Bank of America, N. A. (the "Bank") holds available for the use of KSW, Inc. (the "Company") a line of credit in the amount of Two Million Dollars And 00/100 ($2,000,000) upon the following terms and conditions:

        1. Facilities. (a) The line of credit (the "Line") shall include short-term loans (hereinafter referred to individually as a "Loan" or "Credit" and collectively as "Loans" or "Credits).

                (b) Credits shall be extended upon the Company's prior written notice to the Bank (duly executed by an authorized officer of the Company) such notice to be in a form satisfactory to the Bank which may be accomplished by facsimile transmission. Each such notice shall be accompanied by detailed information satisfactory in all respects to the Bank regarding the proposed uses by the Company for the funds from the Loan then being requested.

        2. Credit Period - Advances under the Line shall be available for the period commencing with the date of the Company's acceptance of the terms hereof and ending March 30, 2008 ("Credit Period"). All loans shall mature on March 30, 2008.

        3. Clean-up Requirement - Notwithstanding the foregoing, during a single period comprised of any 30 consecutive days during the Credit Period there shall be no Loans outstanding under the Line.

        4. Interest - Loans shall bear interest at a fluctuating rate per annum equal to one percent (1.00%) in excess of the Prime Rate (the rate of interest established by the Bank from time to time as its "prime rate"), such interest rate to change when and as the Prime Rate changes. As an alternative, the Borrower may choose a rate per year equal to the LIBOR 1 Month, 2 Month, 3 Month, 6 Month Fixed Rate plus 2.50 percentage points. Interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable monthly in arrears on the first day of each month. The Bank may charge the above interest to any demand deposit account maintained by the Company with the Bank.

        5. Guarantee - All obligations of the Company owing to the Bank shall be unconditionally guaranteed, by the following guarantor (collectively, the "Guarantor") pursuant to the Bank's standard form of guarantee which has previously been provided to the Bank: KSW Mechanical Services, Inc..

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KSW, Inc.                                                                      2

        6. Collateral - All obligations of the Company to the Bank shall be secured by a first-priority perfected security interest in all present and future personal property and fixtures of the Company as more fully described in one or more security agreements executed by the Company in favor of the Bank.

        7. Other Conditions - In addition to the foregoing, at all times during the Credit Period and as long as any Credit remains outstanding, the Company, and Guarantor, shall:

                (a) Furnish to the Bank:

                        (i) within one hundred twenty (120) days of the close of the company's fiscal year the consolidated and consolidating balance sheet, statements of income and retained earnings and cash flows of the Company and its subsidiaries as of the last day of and for such fiscal year, each such statement to be prepared in accordance with generally accepted accounting principals ("GAAP") consistently applied and certified by a firm of independent certified public accountants satisfactory to the Bank;

                        (ii) within sixty (60) days of the close of each calendar quarter of the Company's fiscal year throughout the Credit Period, the consolidated and consolidating balance sheet, statements of income and retained earnings and cash flows of the Company and its subsidiaries as of the last day of and for such quarterly period, each such statement to be prepared in accordance with GAAP, consistently, applied;

                        (iii) within sixty (60) days of the close of each calendar quarter of the Company's fiscal year throughout the Credit Period, an aging of the accounts payable and accounts receivable of the Company, (in a format satisfactory to the Bank), each as of the last day of and for such calendar quarter period. The accounts receivable aging shall include retainage receivables and any allowance for doubtful accounts;

                        (iv) Within sixty (60) days of the close of each calendar quarter of the Company's fiscal year throughout the Credit Period, a schedule of all construction projects in which the Company is then involved (each a "Work-in-Progress Schedule"), in form and substance satisfactory to the Bank and including, without limitation: (A) an identification of each project by name, and (B) the contract price for each such project (including any change orders), the costs incurred to date, gross profit to date, contract billings to date, costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings, and costs to complete. The Work-in-Progress schedule will include contract revenues earned and contract costs for the period reported. Each such quarterly Work-in-Progress schedule shall be certified by a duly authorized officer of the Company as being true, correct and complete;

                (b) maintain bonds and insurance with responsible and reputable bonding and insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates and naming the Bank as an additional insured and loss payee thereon as its interest may appear on each insurance policy.

        8. Events of Default - Upon the occurrence of any of the following events:

                (a) the usual credit factors not remaining favorable with respect to the Company or Guarantor in the sole determination of the Bank or one or more conditions existing or events occurring which have resulted or may result in a material adverse change in the business, properties or financial condition of the Company or Guarantor as determined in the sole discretion of the Bank;

                (b) the Company or Guarantor failing to perform any condition or obligation described in this agreement or in any other agreement, document or instrument executed and delivered pursuant to or in connection with this agreement within the time periods specified;

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KSW, Inc.                                                                      3

                (c) the Company or Guarantor defaulting under any agreement, document or instrument executed and delivered pursuant to or in connection with this agreement (whether executed prior or subsequent to the date hereof) or in connection with any obligation then outstanding with the Bank;

                (d) the Company or Guarantor defaulting under any agreement, document or instrument with any other person or entity; or

                (e) any Guarantee ceasing to be in full force and effect;

                then, in any such event (each an "Event of Default" and collectively the "Events of Default"), any or all of the following actions may be taken: The Bank may in its sole discretion and without presentment, demand, protest or notice to the Company or any Guarantor, all of which are hereby waived, (i) declare all sums outstanding under the Line and all indebtedness, obligations and liabilities owing in connection therewith due and payable and the same shall forthwith become due and payable without presentment, demand, protest or notice, (ii) curtail or eliminate the Line and/or any or all of the Credits, and (iii) take whatever other action it shall deem appropriate as permitted by applicable law or by any agreement, document or instrument executed and delivered pursuant to or in connection with the Line or Credits.

        9. Documentation - There shall be no extension of credit hereunder unless and until there shall have been executed documentation acceptable to the Bank.

        10. Governing Law - This letter agreement and each extension of credit hereunder shall be governed by and construed in accordance with the laws of the State of New York and the Company hereby submits to the jurisdiction of the United States Federal courts and the courts of the State of New York located in any county or city as selected by the Bank within the State of New York.

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KSW, Inc.                                                                      4

        11. Acceptance -If the foregoing is acceptable, please have the enclosed copy of this letter signed by a duly authorized officer of the Company and by the Guarantor in the spaces provided below and returned to the Bank on or before March 30, 2007. This letter shall be of no force or effect and shall be unenforceable against the Bank unless signed and returned to the Bank by such date.

                                                     Very truly yours,


                                                     Bank of America, N. A.


                                                     /s/ Russell K. Guter
                                                     ---------------------------
                                                     Russell K. Guter,
                                                     Senior Vice President

ACCEPTED AND AGREED:

KSW, Inc.

By:  /s/ Floyd Warkol
     ---------------------------
     Floyd Warkol, President

KSW Mechanical Services, Inc.

By:  /s/ Floyd Warkol
     ---------------------------
     Floyd Warkol, President